EXHIBIT 10.29

LIMITED WAIVER AND SECOND AMENDMENT TO
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

          This Limited Wavier and Second Amendment to Fourth Amended and Restated Credit Agreement (this “Agreement”) is entered into this 24th day of November, 2004 among PORTOLA PACKAGING, INC., a Delaware corporation, as Borrower, and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“GECC”), for itself, as Agent, Issuing Lender and Lender.

W I T N E S S E T H:

          WHEREAS, Borrower and GECC, as Agent, Issuing Lender and Lender, are parties to that certain Fourth Amended and Restated Credit Agreement dated as of January 16, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”);

          WHEREAS, the Events of Default listed on Exhibit A hereto (the “Specified Defaults”) have occurred and are continuing under the Credit Agreement; and

          WHEREAS, Agent has agreed to waive the Specified Defaults, and the parties have agreed to amend the Credit Agreement, in each case upon the terms and conditions set forth herein.

          NOW THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and in the Credit Agreement, the parties agree as follows:

          Section 1. Definitions. Capitalized terms used herein without definition and defined in the Credit Agreement are used herein as defined therein.

          Section 2. Limited Waiver. Subject to the satisfaction of the conditions precedent set forth in Section 4 hereof, Agent and Lenders hereby waive the Specified Defaults; provided that such waiver shall be limited precisely as written and shall not be deemed or otherwise construed to constitute a waiver of any other Default or Event of Default or to prejudice any right, power or remedy which Agent and Lenders may now have or may have in the future under or in connection with the Credit Agreement or any other Loan Document (after giving effect to this Agreement), all of which rights, powers and remedies are hereby expressly reserved by Agent and Lenders.

          Section 3. Amendments to Credit Agreement. Subject to the satisfaction of the terms and conditions set forth herein, the amendments to the Credit Agreement set forth in this Section 3 shall become effective as of the date hereof.

          3.1  Section 3.3(I) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

          “(I)  Investments made after the Closing Date in Persons, including Subsidiaries, principally engaged in similar lines of business to that of Borrower or Borrower’s existing Restricted Subsidiaries that are Loan Parties as of the Closing Date (including the packaging or product integrity business) not to exceed the sum of (1) $10,000,000 plus (2) the aggregate net cash proceeds from the issuance of capital stock or other equity securities of Borrower after the Closing Date which are contributed as additional paid-in capital to Borrower and are at all times prior to the making of any such Investment held by Borrower in a segregated account and not co-mingled with any other funds of Borrower or its Subsidiaries (less all of such net cash proceeds used or otherwise segregated to repurchase Senior Notes or capital stock or other equity securities of Borrower or applied for other purposes) in aggregate amount at any one time outstanding (measured by the fair market value of such Investment as of the date made); provided, that no such Investment shall be made following the Second Amendment Date unless Fixed Charge Coverage exceeds 1.20 to 1.00 as of the most recently ended fiscal quarter for which information is then available; and”

          3.2  Section 3.5(A) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

          “(A)  During the period from the Second Amendment Date to the last day of the first Loan Year, Borrower may redeem shares of its capital stock with proceeds received by Borrower from its issuance of the Senior Notes in an aggregate amount not exceeding $2,500,000 which are at all times prior to any such repurchase or redemption held by Borrower in a segregated account and not co-mingled with any other funds of Borrower or its Subsidiaries so long as:

               (i)  Agent shall have received the financial information set forth in subsection 4.5(A) for the fiscal quarter ending November 30, 2004;

               (ii)  no Default or Event of Default is then in existence or would be created as a result thereof; and

               (iii)  after giving effect to such repurchase or redemption, Availability is not less than $10,000,000.”

          3.3  Section 4.2 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

          “4.2  Fixed Charge Coverage. Borrower shall not permit the Fixed Charge Coverage for any twelve (12) month period ending on the last day of each fiscal quarter set forth below to be less than the ratio set forth below for such period.

Date	Ratio
August 31, 2004	0.95 to 1.00
November 30, 2004	0.89 to 1.00
February 28, 2005	0.75 to 1.00
May 31, 2005	0.75 to 1.00
August 31, 2005	1.00 to 1.00
November 30, 2005	1.05 to 1.00
February 28, 2006 and the last day of each fiscal quarter thereafter	1.10 to 1.00

          3.4  Section 4.3 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

          “4.3  Unfinanced Capital Expenditure Limits. Borrower and its Restricted Subsidiaries on a Consolidated basis shall not make Capital Expenditure during any fiscal year, commencing with the 2005 fiscal year, that exceed $13,500,000 in the aggregate for such fiscal year (the “CapEx Limit”); provided that Borrower and its Restricted Subsidiaries may make Unfinanced Capital Expenditures during any fiscal year in excess of the CapEx Limit (but in no event in excess of $16,000,000 in the aggregate for such fiscal year) so long as, as of the date such Unfinanced Capital Expenditures are made, Fixed Charge Coverage as of the most recently ended fiscal quarter for which information is then available exceeds 1.10 to 1.00, calculated on a pro forma basis after giving effect to such Unfinanced Capital Expenditures and all other Unfinanced Capital Expenditures made by Borrower and its Restricted Subsidiaries following the last day of such fiscal quarter.

          3.5  Section 4.4 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

          “4.4  Maintenance of Minimum Availability. Borrower shall maintain an aggregate Availability of at least (a) $3,000,000 at all times other than during a Fixed Asset Draw Period or a Minimum Fixed Charge Coverage Period and (b) $5,000,000 at all times during a Fixed Asset Draw Period or a Minimum Fixed Charge Coverage Period.”

          3.6  Each of the following definitions set forth in Section 10.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

          “EBITDA” means, for any period, the sum (without duplication) of the following for Borrower and its Restricted Subsidiaries on a Consolidated basis: (a) Net Income for the period, (b) any provision for (or less any benefit from) income and franchise taxes included in the determination of Net Income, (c) interest expense deducted in the determination of Net Income, (d) amortization and depreciation deducted in determining Net Income, (e) losses (or less gains) from Asset Dispositions or other non-cash items included in the determination of Net

Income (excluding sales, expenses or losses related to current assets), (f) extraordinary losses (or less gains), as defined under GAAP, net of related tax effects, included in the determination of Net Income, (g) non-recurring restructuring charges approved by Requisite Lenders, including (i) for Borrower’s 2004 fiscal year, severance and relocation costs not exceeding $5,151,000 in the aggregate incurred in connection with (A) relocating operations from Borrower’s facilities in California to its facility in Tolleson, Arizona, (B) relocating operations from Borrower’s South Carolina facility to its facilities in Kingsport, Tennessee and elsewhere, (C) restructuring the operations of Tech Industries, and (D) additional reductions in Borrower’s overall employee headcount, and (ii) in addition to the severance and relocation costs specified in the preceding clause (i), for Borrower’s 2004 and 2005 fiscal years, severance costs not exceeding $1,200,000 in the aggregate incurred in connection with reductions in Borrower’s overall employee headcount, in each case to the extent such charges are deducted in determining Net Income for such period, (h) non-recurring charges not exceeding $1,867,000 incurred by Borrower in fiscal year 2004 in connection with the repurchase of the Chase Warrant and the Heller Warrant with proceeds received by Borrower from its issuance of the Senior Notes to the extent such charges are deducted in determining Net Income for such period and (i) a one-time non-recurring non-cash charge not exceeding $1,200,000 incurred by Borrower in fiscal year 2004 in connection with the write-down of the book value of the Sumter Property to the extent such charge is deducted in determining Net Income for such period. To the extent EBITDA is being calculated for any period which includes any of the following months, EBITDA for such months shall be deemed to be as follows: January 2003, $2,501,000; February 2003, $3,048,000; March 2003, $2,910,000; April 2003, $3,147,000; May 2003, $4,587,000; June 2003, $4,277,000; July 2003, $3,571,000; August 2003, $5,348,000; September 2003, $2,928,000; October 2003, $2,201,000; and November 2003, $2,770,000.

          “Operating Cash Flow” means, for any period (a) EBITDA for such period, less (b) Unfinanced Capital Expenditures for such period, excluding Unfinanced Capital Expenditures made during Fiscal Years 2004 and 2005 in connection with projects undertaken by any of the Mexican Restricted Subsidiary, Portola GmbH or Portola s.r.o. or with Greiner AG or its affiliates (in an aggregate amount not to exceed $4,000,000 during fiscal year 2004 and $2,700,000 during Fiscal Year 2005), less (c) all Investments made in cash by Borrower or any of its Restricted Subsidiaries during such period (other than Investments made in Borrower by a Restricted Subsidiary of Borrower), less (d) Other Capitalized Costs, excluding Other Capitalized Costs with respect to Borrower’s acquisition of Tech Industries and Borrower’s acquisition of Berry Plastics’ dairy cap product line in March 2004. “Other Capitalized Costs,” means the gross amount capitalized, for such period, as long term assets (net of cash received in respect of long term assets), other than (i) Capital Expenditures and (ii) fees and expenses capitalized with respect to the Related Transactions or the transactions under the Existing Credit Agreement.

          “Unfinanced Capital Expenditures” means, for any period (a) Capital Expenditures for such period, less (b) the portion of such Capital Expenditures financed (i) under capital leases or other Indebtedness (Indebtedness, for this purpose, does not include drawings under the Revolving Loan) or (ii) with Net Proceeds of the sale of the Chino Property, the Sumter Property and the Faulstich Property so long as such sale complies with the requirements of Sections 3.7(b)(ii), (iii), (iv) and (v) of the Credit Agreement, less (c) Capital Expenditures not exceeding $3,269,000 with respect to Borrower’s acquisition of Berry Plastics’ dairy cap product line in March 2004.

          3.7  Section 10.1 of the Credit Agreement is further amended by adding each of the following definitions in their proper alphabetical order:

          “Minimum Fixed Charge Coverage Period” means any period during which Fixed Charge Coverage as of the last day of the most recent fiscal quarter for which information is then available is less than or equal to 1.10 to 1.00.

          “Second Amendment Date” means November 24, 2004.

          3.8  Schedule 1.2 to the Credit Agreement is hereby amended and restated in its entirety to read as set forth in Schedule 1.2 attached hereto.

          3.9  Exhibit 4.5(C) to the Credit Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit 4.5(C) attached hereto.

          Section 4. Conditions. The effectiveness of this Agreement is subject to Borrower’s satisfaction of the following conditions on or before the date hereof in a manner satisfactory to the Agent:

          4.1  Executed Agreement. Executed signature pages for this Agreement signed by Agent, Lenders and Borrower shall have been delivered to the Agent.

          4.2  Continuation of Representations and Warranties. After giving effect to the replacement Schedules delivered herewith, the representations and warranties made by the Loan Parties contained in the Credit Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date hereto with the same effect as if made on and as of the date hereof (except to the extent such representations and warranties expressly relate to an earlier date).

          4.3  No Existing Default. As of the date hereof and after giving effect to this Agreement, no Default or Event of Default shall have occurred and be continuing or shall result from the consummation of the transactions contemplated hereunder.

          4.4  Amendment Fee. The Borrower shall have paid to Agent an amendment fee equal to $75,000.

          4.5  Repayment of Revolving Loans. Borrower shall have applied at least $5,400,000 of the proceeds received by Borrower from its issuance of the Senior Notes against the outstanding balance of the Revolving Loans.

          Section 5. Representations and Warranties of Borrower. Borrower represents and warrants that:

               (i)  the execution, delivery and performance by the Borrower of this Agreement have been duly authorized by all necessary corporate action and this Agreement is a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms;

               (ii)  each of the representations and warranties contained in the Credit Agreement is true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date; and

               (iii)  neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby does or shall contravene, result in a breach of, or violate (i) any provision of any Loan Party’s certificate or articles of incorporation or bylaws, (ii) any law or regulation, or any order or decree of any court or government instrumentality, or (iii) any indenture, mortgage, deed of trust, lease, agreement or other instrument to which any Loan Party or any of its Subsidiaries is a party or by which any Loan Party or any of its Subsidiaries or any of their property is bound.

          Section 6. Reference To And Effect Upon The Credit Agreement.

               (i)  Except as specifically provided herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

               (ii)  The execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of Agent or any Lender under the Credit Agreement or any Loan Document, nor constitute a waiver of any provision of the Credit Agreement or any Loan Document, except as specifically set forth herein.

               (iii)  This Agreement shall be deemed to be a Loan Document.

          Section 7. Costs And Expenses. Borrower agrees to reimburse Agent on the date hereof for all fees, costs and expenses, including the fees, costs and expenses of counsel or other advisors for advice, assistance, or other representation in connection with this Agreement.

          Section 8. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS.

          Section 9. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes.

          Section 10. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

[Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto hereupon set their hands as of the date first written above.

PORTOLA PACKAGING, INC.

By:	/s/ Michael T. Morefield
Title:	Senior Vice President and Chief Financial Officer

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent, Issuing Lender and Lender

By:	/s/ Woodrow Broades
Title:	Authorized Signatory

CONSENT AND REAFFIRMATION (SUBSIDIARY GUARANTORS)

          Each of the undersigned hereby (i) acknowledges receipt of a copy of the foregoing Waiver and Fourth Amendment to Credit Agreement; (ii) consents to Borrower’s execution and delivery thereof; (iii) affirms that nothing contained therein shall modify in any respect whatsoever its guaranty of the obligations of Borrower to Agent and Lenders and reaffirms that such guaranty is and shall continue to remain in full force and effect and that each Loan Document to which it is a party or otherwise bound and all Collateral encumbered thereby will continue to guaranty or secure, as the case may be, to the fullest extent possible, the payment and performance of all obligations under or in respect of such guaranty and such other Loan Documents; and (iv) confirms that, as of the date hereof, it does not have, and hereby waives, remises and releases any claims or causes of action of any kind against Agent or any of the Lenders or any of their officers, directors, employees, agents, attorneys, or any of the Lenders or any of their officers, directors, employees, agents, attorneys or representatives, or against any of their respective predecessors, successors, or assigns relating in any way to any event, circumstance, action, or omission relative to any of the Loan Documents or any transaction contemplated thereby, from the beginning of time through the date hereof. Although each of the undersigned has been informed of the matters set forth herein and has acknowledged and consented to same, each of the undersigned understands that Agent and Lenders have no obligation to inform it of such matters in the future or to seek its acknowledgment or consent to future Agreements or waivers, and nothing herein shall create such a duty.

[Signature Page Follows]

          IN WITNESS WHEREOF, the undersigned have executed this Limited Waiver and Second Amendment on and as of the date of such Agreement.

PORTOLA PACKAGING LTD.
By:	/s/ James A. Taylor
	Name:	James A. Taylor
	Title:	Chief Operating Officer

PORTOLA PACKAGING CANADA LTD.
By:	/s/ Michael T. Morefield
	Name:	Michael T. Morefield
	Title:	Senior Vice President and Chief Financial Officer

PORTOLA ALLIED TOOL, INC.
By:	/s/ Michael T. Morefield
	Name:	Michael T. Morefield
	Title:	Senior Vice President and Chief Financial Officer

PORTOLA PACKAGING LIMITED
By:	/s/ James A. Taylor
	Name:	James A. Taylor
	Title:	Chief Operating Officer

PORTOLA PACKAGING, INC. MEXICO S.A. de C.V.
By:	/s/ James A. Taylor
	Name:	James A. Taylor
	Title:	Chief Operating Officer

ATLANTIC PACKAGING SALES LLC
By:	/s/ Michael T. Morefield
	Name:	Michael T. Morefield
	Title:	Senior Vice President and Chief Financial Officer

TECH INDUSTRIES, INC.
By:	/s/ Michael T. Morefield
	Name:	Michael T. Morefield
	Title:	Senior Vice President and Chief Financial Officer

PORTOLA LIMITED

By:	/s/ Michael T. Morefield
Name:	Michael T. Morefield
Title:	Senior Vice President and chief Financial Officer

EXHIBIT A
TO
LIMITED WAIVER AND SECOND AMENDMENT

SPECIFIED DEFAULTS

For purposes of this Agreement, “Specified Defaults” refers to the fact that, under that certain Post Closing Matters Agreement, dated as of January 23, 2004, between Borrower and Agent, Borrower was required to deliver, but failed to deliver, to Agent, prior to ___, 2004, executed Bank Agency Agreements, in form and substance acceptable to Agent, with respect to all accounts of Borrower and its Restricted Subsidiaries at (i) Canadian Imperial Bank of Commerce and (ii) Union Bank of California, N.A. Agent acknowledges that Agent has received fully executed copies of both such Bank Agency Agreements.

The definition of “Specified Defaults” set forth in this Exhibit A shall be limited precisely as written and shall not include any other Default or Event of Default, including, without limitation, any Event of Default arising out of any other failure by the Borrower to comply with any of the financial covenants described above.

SCHEDULE 1.2

PRICING TABLE

Average Daily Availability for Calculation Period	Index Rate Margin	LIBOR Margin

≤$12,500,000	1.25%	2.75%
>$12,500,000	1.00%	2.50%

Notwithstanding the foregoing, from and after the Second Amendment Date, the LIBOR Margin shall be 2.75% and the Index Rate Margin shall be 1.25% until such time as Agent shall have received a Compliance Certificate reflecting Fixed Charge Coverage as of the last day of any fiscal quarter ending on or after November 30, 2004 of greater than 1.10 to 1.00. Commencing on the first Adjustment Date thereafter, the Index Rate Margin and LIBOR Margin shall be calculated in accordance with Section 1.2 of the Credit Agreement.

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